                                                                                                       Exhibit 99.1

Contact:
David Baggs, Investor Relations
904-359-4812

Lauren Rueger, Corporate Communications
877-835-5279

CSX Announces Record Fourth Quarter and
Full-Year 2010 Results

Fourth Quarter Highlights:
•	Operating income increases 46 percent to $846 million
•	Operating ratio improves 500 basis points to 70.0 percent
•	Earnings Per Share increases 48 percent to $1.14

Full Year Highlights:
•	Operating income increases 35 percent to $3.1 billion
•	Operating ratio improves 380 basis points to 71.1 percent
•	Earnings Per Share increases 40 percent to $4.06

Jacksonville, Fla. – January 24, 2011 – CSX Corporation (NYSE: CSX) today announced fourth quarter earnings of $430 million, or $1.14 per share, versus $303 million, or $0.77 per share, in the same period last year. This represents a 48 percent year-over-year improvement in earnings per share and a record fourth quarter for the company.

Fourth quarter revenue grew to $2.8 billion, a 21 percent increase from the prior year, on a 13 percent increase in volume. The fourth quarter of 2010 included an extra week resulting from the company’s 52/53 week fiscal reporting calendar.  Excluding the extra week, revenue increased 14 percent and volume increased seven percent on a comparable basis.

Continued revenue growth, along with productivity and operating leverage, drove a 46 percent increase in operating income to $846 million, and a 500 basis point improvement in the operating ratio to 70.0 percent for the quarter.

“With growth across nearly all the markets we serve and continued strong performance in our operations, we are driving outstanding value for our customers and shareholders,” said Michael J. Ward, chairman, president and chief executive officer.

Full-year Results

CSX continued its excellent safety performance in 2010 and achieved a 17 percent reduction in its FRA personal injury rate to 1.00, an all-time record for the full year.

The company also delivered record financial results for the full year. Earnings were $1.56 billion, or $4.06 a share, versus $1.14 billion, or $2.89 a share, for 2009. These results were driven by strengthening volume, revenue, productivity and operating leverage, which also led to a record annual operating ratio of 71.1 percent.

CSX continued to apply its balanced approach to deploying capital for shareholders in 2010. The company invested $1.8 billion in its business, increased its dividend twice, repurchased $1.5 billion of its shares, and expects to repurchase approximately $300 million of its shares in the first quarter of this year, completing its current $3 billion share repurchase program.

2011 Expectations

CSX expects to produce record financial results, including a high-60’s operating ratio in 2011.  This progress is consistent with the Company’s previously announced goal of achieving a 65 percent operating ratio no later than 2015. In addition, the company plans to invest $2 billion in its business during 2011, with approximately two-thirds of that investment in the company’s infrastructure and rolling stock, and the remaining split between strategic and regulatory investments.

“This investment will further strengthen our company’s transportation network, enhance our ability to reliably serve America’s freight transportation needs, and create shareholder value in the near- and long-term,” said Ward.

CSX Corporation, based in Jacksonville, Fla., is a leading transportation company providing rail, intermodal and rail-to-truck transload services. The company’s transportation network spans approximately 21,000 miles with service to 23 eastern states and the District of Columbia, and connects to more than 70 ocean, river and lake ports.

This earnings announcement, as well as a package of detailed financial information, is contained in the CSX Quarterly Financial Report available on the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission (“SEC”).

CSX executives will conduct a quarterly earnings conference call with the investment community on January 25, 2010 at 8:30 a.m. Eastern Time.  Investors, media and the public may listen to the conference call by dialing 1-888-327-6279 (888-EARN-CSX) and asking for the CSX earnings call. (Callers outside the U.S., dial 1-773-756-0199). Participants should dial in 10 minutes prior to the call.  In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com.  Following the earnings call, an internet replay of the presentation will be archived on the company website.

Forward-looking Statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, volumes, rates, cost-savings, expenses, liquidity, capital expenditures, share repurchases or other financial items, statements of management’s plans, strategies and objectives for future operations, and management’s expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others; (i) the company’s success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the company’s website at www.csx.com.